Press release

RBC Bearings Incorporated Announces Fiscal 2010 Fourth Quarter Results

Oxford, CT – June 2, 2010 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter ended April 3, 2010.

Fourth Quarter Highlights

	Q4 Fiscal 2010		Q4 Fiscal 2009		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$79.8		$83.8		-4.8%
Gross margin	$25.1	$25.8	$28.9	$29.4	-13.2%	-12.3%
Gross margin %	31.5%	32.3%	34.5%	35.0%
Operating income	$11.5	$12.9	$10.0	$14.3	15.6%	-10.2%
Net income	$9.7	$8.1	$6.5	$9.6	49.1%	-16.3%
Diluted EPS	$0.44	$0.37	$0.30	$0.44	46.7%	-15.9%
(1) Results exclude items in reconciliation below.

Twelve Month Highlights

	Fiscal Year 2010		Fiscal Year 2009		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$274.7		$355.8		-22.8%
Gross margin	$84.6	$87.2	$118.2	$120.5	-28.5%	-27.6%
Gross margin %	30.8%	31.7%	33.2%	33.9%
Operating income	$34.7	$38.7	$55.0	$62.9	-36.9%	-38.5%
Net income	$24.4	$24.3	$34.5	$40.4	-29.2%	-39.9%
Diluted EPS	$1.12	$1.12	$1.58	$1.86	-29.1%	-39.8%
(1) Results exclude items in reconciliation below.

“I am encouraged by the strong expansion we saw in our industrial business during the fourth quarter and the industry wide outlook for our aerospace and defense products,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer.  “Our strategy of preserving operating capacity and flexibility allowed us to quickly revive our industrial volumes and we are in good position to support this increased demand in our new fiscal year.”

Fourth Quarter Results
Net sales for the fourth quarter of fiscal 2010 were $79.8 million, a decrease of 4.8% from $83.8 million in the fourth quarter of fiscal 2009 and an 18.3% increase over the third quarter of fiscal 2010. The decrease of 4.8% was driven by a 24.3% decrease in net sales in our aerospace and defense business, partially offset by an increase of 30.6% in our industrial business.  Gross margin for the fourth quarter was $25.1 million compared to $28.9 million for the same period last year. Gross margin as a percentage of net sales was 31.5% in the fourth quarter of fiscal 2010 compared to 34.5% for the same period last year. Gross margin as a percentage of net sales, excluding $0.6 million of costs associated with the expansion into large bearing products, was 32.3% compared to 35.0% for the same adjusted period last year.

Operating income increased 15.6% to $11.5 million for the fourth quarter of fiscal 2010 compared to $10.0 million for the same period last year. As a percentage of net sales, operating income was 14.4% compared to 11.9% for the same period last year. Operating income excluding costs associated with the expansion into large bearing products, restructuring and moving costs and the disposal of fixed assets was $12.9 million, a decrease of 10.2% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income, excluding these charges, was 16.1% compared to 17.1% for the same adjusted period last year.

Interest expense, net for the fourth quarter of fiscal 2010 was $0.5 million, compared to $0.5 million for the same period last year.

Other non-operating expense was $0.3 million for the fourth quarter of fiscal 2010.  This was mainly comprised of foreign exchange loss on intercompany loans.

For the fourth quarter of fiscal 2010, the Company reported net income of $9.7 million compared to net income of $6.5 million in the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, disposal of fixed assets, foreign exchange (gain)/loss on intercompany loans, and the benefit from the advanced energy manufacturing tax credit, net income decreased 16.3% to $8.1 million compared to $9.6 million for the same adjusted period last year.

Twelve Month Results
Net sales for the twelve month period ended April 3, 2010 were $274.7 million, a decrease of 22.8% from $355.8 million for the twelve month period ended March 28, 2009. Gross margin for the twelve month period ended April 3, 2010 was $84.6 million compared to $118.2 million for the same period last year. Gross margin as a percentage of net sales was 30.8% for the twelve month period of fiscal 2010 compared to 33.2% for the same period last year.  Gross margin as a percentage of net sales, excluding $2.6 million of costs associated with the expansion into large bearing products, was 31.7% compared to 33.9% for the same adjusted period last year.

For the twelve month period ended April 3, 2010, the Company reported operating income of $34.7 million compared to $55.0 million for the same period last year.  Operating income excluding costs associated with the expansion into large bearing products, restructuring and moving costs and the disposal of fixed assets was $38.7 million for the twelve month period ended April 3, 2010 compared to $62.9 million for the same adjusted period last year.  Operating income as a percentage of net sales excluding these charges was 14.1% for the twelve month period ended April 3, 2010 compared to 17.7% for the same adjusted period last year.

Interest expense, net for the twelve month period ended April 3, 2010 was $1.8 million, a decrease of $0.8 million, from $2.6 million for the same period last year.

Other non-operating income was $0.1 million for the twelve month period ended April 3, 2010.  This was mainly comprised of foreign exchange losses on intercompany loans between our U.S. division and International division offset by a CDSOA payment of $0.2 million.

Net income for the twelve month period ended April 3, 2010 was $24.4 million compared to net income of $34.5 million for the same period last year.  Excluding the after-tax costs associated with the expansion into large bearing products, restructuring and moving costs, disposal of fixed assets, the CDSOA payment, foreign exchange (gain)/loss, loss on early extinguishment of debt, and the benefit from the advanced energy manufacturing tax credit, net income was $24.3 million compared to $40.4 million for the same adjusted period last year.

CDSOA Payment
In December 2009, the Company received approximately $0.2 million in payments under the U.S. Continued Dumping and Subsidy Offset Act (“CDSOA”) compared to $0.4 million received in December 2008. The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating income in “Other non-operating expense (income)” on the Consolidated Statement of Operations.

Advanced Energy Manufacturing Tax Credit
In January 2010, the Company received an investment tax credit award for $4.2 million under the Advanced Energy Manufacturing Tax Credit Program to support the development of its wind turbine bearing facility in Houston, Texas.  The effect on the tax provision for the fourth quarter fiscal year 2010 is a benefit of $2.7 million net of the impact of the basis reduction of the invested assets.  The Company is eligible for a second award under this program of $4.1 million if the current wind facility is expanded by calendar year 2013.

Live Webcast
RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-261-3417 (international callers dial 617-614-3673) and enter conference ID # 91306466.  An audio replay of the call will be available from 2:00 p.m. ET on Wednesday, June 2nd until 11:59 p.m. ET on Wednesday, June 9th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 32244291.  Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,791 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD
Michael Cummings
617-747-1796
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2010	2009	2010	2009

Net sales	$79,832	$83,841	$274,702	$355,796
Cost of sales	54,702	54,895	190,136	237,576
Gross margin	25,130	28,946	84,566	118,220

Operating expenses:
Selling, general and administrative	12,680	14,297	47,367	55,779
Other, net	935	4,688	2,529	7,471
Total operating expenses	13,615	18,985	49,896	63,250

Operating income	11,515	9,961	34,670	54,970

Interest expense, net	484	525	1,807	2,605
Loss on early extinguishment of debt	-	-	-	319
Other non-operating expense (income)	295	154	(147)	645
Income before income taxes	10,736	9,282	33,010	51,401
Provision for income taxes	1,071	2,799	8,625	16,947
Net income	$9,665	$6,483	$24,385	$34,454

Net income per common share:
Basic	$0.45	$0.30	$1.13	$1.60
Diluted	$0.44	$0.30	$1.12	$1.58

Weighted average common shares:
Basic	21,590,597	21,579,235	21,590,421	21,570,979
Diluted	21,781,792	21,665,935	21,747,082	21,738,812

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	April 3,	March 28,	April 3,	March 28,
Adjusted Operating Income:	2010	2009	2010	2009

Reported operating income	$11,515	$9,961	$34,670	$54,970
Large bearings start-up costs	629	425	2,640	2,300
Restructuring and moving costs	525	163	1,197	1,231
Disposal of fixed assets	186	3,769	215	4,445
Adjusted operating income	$12,855	$14,318	$38,722	$62,946

Reconciliation of Reported Net Income and	Three Months Ended		Twelve Months Ended
Net Income Per Common Share to Adjusted Net	April 3,	March 28,	April 3,	March 28,
Income and Adjusted Net Income Per Common Share:	2010	2009	2010	2009

Reported net income	$9,665	$6,483	$24,385	$34,454
Large bearing start-up costs (1)	410	297	1,737	1,542
Restructuring and moving costs (1)	342	114	788	825
Disposal of fixed assets (1)	121	2,632	141	2,979
Loss on early extinguishment of debt (1)	-	-	-	214
CDSOA payment (1)	-	-	(122)	(253)
Foreign exchange loss (gain) on inter-company loans (1)	192	108	26	685
Advanced energy manufacturing tax credit	(2,665)	-	(2,665)	-
Adjusted net income	$8,065	$9,634	$24,290	$40,446
(1) Item was tax effected at the effective tax rate excluding the benefit of the advanced energy manufacturing tax credit.

Adjusted net income per common share:
Basic	$0.37	$0.45	$1.13	$1.88
Diluted	$0.37	$0.44	$1.12	$1.86

Adjusted weighted average common shares:
Basic	21,590,597	21,579,235	21,590,421	21,570,979
Diluted	21,781,792	21,665,935	21,747,082	21,738,812

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
Segment Data, Net External Sales:	2010	2009	2010	2009

Roller bearings segment	$21,330	$22,836	$73,164	$94,428
Plain bearings segment	40,324	39,864	134,303	166,658
Ball bearings segment	11,718	15,867	45,442	63,625
Other segment	6,460	5,274	21,793	31,085
	$79,832	$83,841	$274,702	$355,796

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
Selected Financial Data:	2010	2009	2010	2009

Depreciation and amortization	$2,875	$2,614	$11,830	$12,160

Incentive stock compensation expense	$904	$746	$3,182	$2,502

Cash provided by operating activities	$6,180	$12,176	$41,153	$44,741

Capital expenditures	$2,398	$9,856	$9,906	$27,583

Total debt			$38,453	$68,151

Cash and short-term investments			$28,623	$30,557

Total debt minus cash and short-term investments			$9,830	$37,594

Backlog			$157,918	$179,316